EXHIBIT A-2



CERTIFICATE OF AMENDMENT OF THE
DECLARATION OF TRUST OF EASTERN UTILITIES ASSOCIATES


We, the undersigned, being a majority of the Trustees and the Secretary of Eastern Utilities Associates, hereby certify that at a meeting of the Shareholders of said Eastern Utilities Associates duly held on July 20, 1998 the following votes were each duly adopted by the affirmative vote of not less than two-thirds (2/3) of the total number of votes to which Shareholders were at the time entitled, and that the amendments of the Declaration of Trust of Eastern Utilities Associates set forth in said votes have been authorized in accordance with the provisions of Article 37 of said Declaration of Trust, as amended:

        VOTED that the Declaration of Trust of this Association, as amended, be and it hereby is further amended by amending Paragraph (c) of Section 11 to read as follows:

 (c) To sell at public auction or by private contract, or otherwise, the whole or any part of the trust estate, free and discharged of the trusts hereunder, to any person or persons in such manner and for such price or consideration upon time or otherwise, and subject to such restrictions and agreements as they may in their uncontrolled discretion determine and without the necessity of applying to any court or to the Shareholders hereunder (except as herein otherwise provided) for permission so to do, and to buy in or rescind or vary any contract of sale and to resell without being responsible for loss, and to convert, exchange or refund the whole or any part of the trust estate for or into any shares, bonds or other securities or obligations, property or effects in which the Trustees might, under the provisions hereof, invest any moneys forming a part of the trust estate, and, without limiting the generality of the foregoing, to sell the whole or any part of the trust estate for any shares, bonds or other securities or obligations of the purchaser, as a step in proceedings looking towards the termination of the trust hereby created, or the carrying out of any plan for the reorganization or rearrangement of the business or properties conducted or held hereunder.

        VOTED that the Declaration of Trust of this Association, as amended, be and it hereby is further amended by amending the second sentence of the last paragraph of Section 28 to read as follows:

In any case whether expressly so provided or not, a vote of two-thirds (2/3) of the total number of votes to which Shareholders are entitled at the time the vote is taken shall be necessary (1) to dissolve this association and liquidate its assets except such dissolution and liquidation as may result from a reorganization as provided in Article 11(n); (2) to merge or consolidate this association with any other association, trust or corporation except that this provision shall not apply to the acquisition by this association of the shares or property of any corporation, trust or association whether in exchange for the shares of this association or otherwise; (3) to change the voting rights and restrictions set forth in this Article 28; provided, however, that the provisions of Article 30 exempting from personal liability the Shareholders, Trustees, officers, agents or other representatives of this association may be amended only by unanimous vote of all the votes to which Shareholders are entitled at the time such vote is taken.


        IN WITNESS WHEREOF we have signed this certificate this ____________ day of July, 1998.



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Trustee                         Trustee

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Trustee                         Trustee

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Trustee                         Trustee